CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed Maximum
	Amount to be	offering price	Aggregate Offering	Amount of
Title of each class of securities to be registered	registered	per share(1)	Price(2)	Registration Fee(3)
Common stock, par value $0.01 per share(4)	6,572,776 shares	$49.82	$327,455,700	$23,348

(1)	Based upon the average of the high and low prices reported for the Registrant’s common stock on the NASDAQ Global Select Market on November 23, 2010 (a date within five (5) business days of the issuances covered hereunder).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(3)	A registration fee of $10,089 was previously paid to the SEC with respect to 3,017,043 shares of the Registrant’s 6,572,776 shares of common stock registered pursuant to the October 12, 2010 Prospectus and such amount is included in the $23,348 fee calculated herein. On November 29, 2010, 354,856 shares of the Registrant’s 6,572,776 shares of common stock which was registered pursuant to the October 12, 2010 Prospectus were issued in connection with the occurrence of a milestone pursuant to the Merger Agreement. Pursuant to Rule 424(g), an additional $1,261 registration fee due with respect to the shares of common stock issued in connection with the occurrence of such milestone has been paid herewith. In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of the registration fee relating to up to 3,200,877 of the shares of common stock registered pursuant to the October 12, 2010 Prospectus which may be issued to the selling stockholders named in such Prospectus pursuant to potential payments if an additional milestone is met with respect to the acquisition. These shares represent the maximum number that may be included in one or more prospectus supplements that the Registrant may file from time to time, and the filing fee(s) with respect to such shares will be paid by the Registrant at the time such prospectus supplement(s), if any, are filed.

(4)	Also covers the Preferred Stock Purchase Rights, $0.01 par value, issuable in accordance with the Rights Agreement, dated February 27, 2001, between Invitrogen Corporation and Fleet National Bank Rights Agent, as Rights Agent, which are presently attached to and trade with our common stock.

Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-169876
Prospectus Supplement dated November 30, 2010
(to Prospectus dated October 12, 2010)

6,572,776 Shares

LIFE TECHNOLOGIES CORPORATION

Common Stock

This Prospectus Supplement should be read in conjunction with the Prospectus dated October 12, 2010. In accordance with Rule 424(g) of the Securities Act of 1933, as amended, Life Technologies Corporation is filing this Prospectus Supplement to reflect the payment of additional registration fees due with respect to 354,856 shares of common stock issued on November 29, 2010 pursuant to the terms of the Merger Agreement. Capitalized terms used in this Prospectus Supplement and not otherwise defined have the meaning given to them in the October 12, 2010 Prospectus.
Neither the Securities Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus to which it relates. Any representation to the contrary is a criminal offense.